Exhibit 99.3

Santiago, September 20, 2023.

CMF/224/2023

Ms.

Solange Berstein Jáuregui

Chairwoman

Chilean Financial Markets Authority

Current

Ref.: Material fact.

From my consideration:

In accordance with the provisions of articles 9 and 10 of Law No. 18,045 on the Chilean Securities Market Act and Chapter 18-10 of the Updated Compilation of Chilean Banking Standards, I hereby report, as a material fact, that in an extraordinary meeting held on this date, the Board of Directors of Banco de Crédito e Inversiones, in accordance with the powers conferred upon it by the Extraordinary Shareholders' Meeting held on July 21, 2023 (the “Meeting”), agreed to set the placement price of the 28,066,236 shares corresponding to the capital increase agreed upon at the Meeting in $22,000 per share, which must be paid in cash, bankers draft, electronic funds transfer or any instrument equivalent to money payable on demand, at the time of subscription of the shares.

As reported by the notice published in the El Mercurio de Santiago newspaper on September 12, 2023, the preferential subscription period for the aforementioned 28,066,236 shares will begin on September 22, 2023.

The offering of preferential subscription rights is made for the securities of the Company, a company incorporated and organized under the laws of the Republic of Chile. Such offer is subject to disclosure requirements established in Chile that are different from those of the United States of America. Financial statements included or incorporated by reference in any offering document have been prepared in accordance with general accepted accounting principles in Chile and may not be comparable to the financial statements of United States of America companies.

It may be difficult for a security holder resident in the United States of America to enforce your rights and any claim you may have arising under the federal securities laws of the United States of America, since the issuer is located in Chile, and some or all of its officers and directors may be residents of Chile. A security holder resident in the United States of America may not be able to sue the Company or its officers or directors in a Chilean court for violations of the securities laws of the United States of America. It may be difficult to compel the Company, its officers or directors and its affiliates to subject themselves to a judgment of a court of the United States of America.

Best regards,

Eugenio von Chrismar Carvajal

General Manager